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                                                                     EXHIBIT 4.7

                             FORM OF AMENDMENT NO. 1
                                       TO
                                RIGHTS AGREEMENT


         THIS AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT (the "Amendment") is made as of the 26th day of March, 1997, by and between Heartport, Inc., a Delaware corporation (the "Company"), and Boston Equiserve Limited Partnership, formerly The First National Bank of Boston (the "Rights Agent") with respect to that certain Rights Agreement, dated April 25, 1996, between the Company and the Rights Agent.

                                    RECITALS

         WHEREAS, the Board of Directors has deemed it to be in the best interests of the Company to issue unsecured debentures convertible into Common Stock of the Company (the "Notes");

         WHEREAS, the Rights Agreement does not provide for the issuance of Rights Certificates to holders of the Notes upon conversion of the Notes into the Common Stock of the Company; and

         WHEREAS, in connection with the offering and sale of the Notes, the Company intends to, among other things, amend the Rights Agreement as follows:

         NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

         1. DEFINITIONS. Unless otherwise indicated, capitalized words and terms which are defined in the Rights Agreement shall have the same meaning where used herein.

         2. AMENDMENTS. The following provisions of the Rights Agreement shall be amended as follows; unless otherwise specified, textual cross-references to specific sections of the Rights Agreement shall not be modified:

         a. The heading to Section 11, paragraph (a) of the Rights Agreement is hereby amended and renumbered as Section 11, paragraph (a), subsection (i);

         b. The heading to Section 11, paragraph (a), subsection (i) of the Rights Agreement is hereby amended and renumbered as Section 11, paragraph
(a), subsection (ii) and shall read in its entirety as follows:

     "(ii) Subject to the following paragraph of this subparagraph (ii) and to Section 24 of this Agreement, in the event any Person shall become an Acquiring Person, each holder of a Right shall thereafter have a right to receive, upon exercise thereof at a price equal to the then current Purchase Price multiplied by the number of one one-thousandths of a Preferred Share for which a Right is then exercisable, in accordance with terms of this Agreement and in lieu of Preferred Shares, such number of Common Shares of the Company as shall equal the result

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     obtained by (x) multiplying the then current Purchase Price by the number of one one-thousandths of a Preferred Share for which a Right is then exercisable and dividing that product by (y) 50% of the then current per share market price of the Company's Common Shares (determined pursuant to Section 11(d) hereof) on the date such Person became an Acquiring Person. In the event that any Person shall become an Acquiring Person and the Rights shall then be outstanding, the Company shall not take any action that would eliminate or diminish the benefits intended to be afforded by the Rights.

     "From and after the occurrence of such an event, any Rights that are or were acquired or beneficially owned by such Acquiring Person (or any Associate or Affiliate of such Acquiring Person) on or after the earlier of (x) the date of such event and (y) the Distribution Date shall be void and any holder of such Rights shall thereafter have no right to exercise such Rights under any provision of this Agreement. No Right Certificate shall be issued pursuant to Section 3 and 22 that represents Rights beneficially owned by an Acquiring Person whose Rights would be void pursuant to the preceding sentence or any Associate or Affiliate thereof; no Right Certificate shall be issued at any time upon the transfer of any Rights to an Acquiring Person whose Rights would be void pursuant to the preceding sentence or any Associate or Affiliate thereof or to any nominee of such Acquiring Person, Associate or Affiliate; and any Right Certificate delivered to the Rights Agent for transfer to an Acquiring Person whose Rights would be void pursuant to the preceding sentence or any Associate or Affiliate thereof shall be canceled."

         c. The heading to Section 11, paragraph (a), subsection (ii) is hereby amended and renumbered as Section 11, paragraph (a), subsection
(iii);

         d. The heading to Section 11, paragraph (d) is hereby amended and renumbered as Section 11, paragraph (d), subsection (i);

         e. The heading to Section 11, paragraph (d), subsection (i) is hereby amended and renumbered as Section 11, paragraph (d), subsection
(ii);

          f. Section 22 of the Agreement is hereby amended to read in its entirety as follows:

     "Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Right Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change in the Purchase Price and the number or kind or class of shares or other securities or property purchasable under the Right Certificates made in accordance with the provisions of this Agreement. In addition, in connection with the issuance or sale of Common Shares following the Distribution Date and prior to the redemption or expiration of the Rights, the Company (a) shall, with respect to Common Shares so issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement or upon the exercise, conversion or exchange of other securities of the Company outstanding at the date hereof or upon the exercise, conversion or exchange of securities hereinafter issued by the Company and (b) may, in any other case, if deemed necessary or appropriate by the Board of Directors of the Company, issue Rights Certificates representing the appropriate number of Rights in connection with such issuance or sale; PROVIDED, HOWEVER, that (i) no such Rights Certificate shall be issued and this sentence shall be null and void AB INITIO if, and to the extent that, such issuance or this sentence would create a significant risk of or result in material adverse tax consequences to the Company or the Person to whom such Rights Certificate would be issued or would create a significant risk of or result in such options' or employee plans' or arrangements' failing to qualify for otherwise available special tax treatment and (ii) no such Rights Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof.

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         3.  EFFECTIVE DATE. This Amendment shall be deemed to be effective as of the date of the Rights Agreement.

         4. CONTINUED VALIDITY OF AGREEMENT. Except as amended hereby, the Agreement shall continue in full force and effect as originally constituted and is ratified and affirmed by the parties hereto.

         5. COUNTERPARTS. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Rights Agreement to be duly executed as of the date first above written.

                                        HEARTPORT, INC.


                                        By:
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                                        Name:
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                                        Title:
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                                        BOSTON EQUISERVE
                                        LIMITED PARTNERSHIP


                                        By:
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                                        Name:
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                                        Title:
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